This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated December 23, 1999 and the related Letter of Transmittal and is being made to all holders of Shares. Purchaser
  (as defined below) is not aware of any state where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, Purchaser shall employ its commercially reasonable best efforts to comply with such statute or seek to have such statute declared inapplicable to the
      Offer. If, after such commercially reasonable best efforts, Purchaser cannot comply with such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, "blue sky" or other laws require the
  Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser by Lehman Brothers Inc., the Dealer
      Manager, or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

                      Notice of Offer to Purchase for Cash
                  All of the Outstanding Shares of Common Stock
                                and Class A Stock
                             of PITTWAY CORPORATION
                                       at
                              $45.50 Net Per Share
                                       by
                             HII-2 ACQUISITION CORP.
                            a wholly owned subsidiary
                                       of
                          HONEYWELL INTERNATIONAL INC.


   HII-2 Acquisition Corp., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of Honeywell International Inc., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock of the par value of $1.00 per share (the "Common Stock"), and all outstanding shares of Class A Stock of the par value of $1.00 per share (the "Class A Stock", and, together with the Common Stock, the "Shares"), of Pittway Corporation, a Delaware corporation (the "Company"), at a price of $45.50 per Share, net to the seller in cash, without interest (such price, or any such higher price as may be paid in the Offer, the "Offer Price"), upon the terms and subject to the conditions set forth in the Offer to Purchase dated December 23, 1999 (the "Offer to Purchase") and in the related Letter of Transmittal (which, as amended or supplemented from time to time, collectively constitute the "Offer").



         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
          NEW YORK CITY TIME, ON THURSDAY, FEBRUARY 3, 2000, UNLESS THE
                               OFFER IS EXTENDED.

   THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE (AS DEFINED IN THE OFFER TO PURCHASE) THAT NUMBER OF SHARES WHICH REPRESENTS, AT THE TIME OF ACCEPTANCE FOR PAYMENT OF ANY SHARES PURSUANT TO THE OFFER, AT LEAST (i) TWO-THIRDS OF THE OUTSTANDING SHARES (DETERMINED ON A FULLY DILUTED BASIS (AS DEFINED IN THE OFFER TO PURCHASE)) AND (ii) SHARES ENTITLED TO CAST AT LEAST TWO-THIRDS OF THE VOTES THAT MAY BE CAST BY ALL HOLDERS OF SHARES ON THE MERGER (COUNTING THE CLASS A STOCK AS ENTITLED TO CAST 1/10TH OF A VOTE PER SHARE AND DETERMINED ON SUCH FULLY DILUTED BASIS). THE OFFER IS ALSO SUBJECT TO THE OTHER CONDITIONS SET FORTH IN THE OFFER TO PURCHASE. THE OFFER IS NOT SUBJECT TO A FINANCING CONDITION. SEE SECTION 14 OF THE OFFER TO PURCHASE.

   The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of December 20, 1999 (the "Merger Agreement"), by and among Parent, Purchaser and the Company. The Merger Agreement provides that, as soon as practicable after the completion of the Offer and satisfaction or waiver, if permissible, of all conditions contained in the Merger Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Purchaser will be merged with and into the Company (the "Merger"). Following the consummation of the Merger, the Company will continue as the surviving corporation and will be a wholly owned subsidiary of Parent. At the effective time of the Merger (the "Effective Time"), each Share issued and outstanding immediately prior to the Effective Time (other than Shares held by the Company or any of its subsidiaries, Parent or any of its wholly owned subsidiaries, including Purchaser, and stockholders who properly perfect their appraisal rights under the DGCL) will be converted into the right to receive $45.50 in cash or any higher price per Share paid in the Offer, without interest.

   THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE MERGER AGREEMENT, THE OFFER AND THE MERGER AND HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY AND THE COMPANY'S STOCKHOLDERS AND RECOMMENDS THAT STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

   As a condition and inducement to Parent's entering into the Merger Agreement, certain members of the Harris Family (the "Harris Family Stockholders"), beneficially owning 4,165,978 shares of Common Stock and 6,413,321 shares of Class A Stock, (representing approximately 52.9% and 18.4% of the outstanding shares of Common Stock and Class A Common Stock, respectively) concurrently with the execution and delivery of the Merger Agreement entered into a Stockholders Agreement (the "Stockholders Agreement"), dated as of December 20, 1999, with Parent and Purchaser. Pursuant to the Stockholders Agreement, the Harris Family Stockholders agreed to tender, in accordance with the terms of the Offer, all Shares beneficially owned by them (other than up to approximately 428,000 Shares which are reserved for charitable contributions) and not to withdraw any Shares so tendered unless and until the Merger Agreement has been terminated. Pursuant to the Stockholders Agreement, the Harris Family Stockholders have granted Parent an option to purchase such Shares at a price of $45.50 per Share or any higher price paid pursuant to the Offer. The option is exercisable under certain circumstances following February 3, 2000, the initial expiration date of the Offer.

   Tendering stockholders of record who tender Shares directly will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a bank or broker should check with such institution as to whether they will charge any service fees. Purchaser will pay all fees and expenses of Lehman Brothers Inc., which is acting as the dealer manager for the Offer (in such capacity, the "Dealer Manager"), The Bank of New York, which is acting as the depositary for the Offer (in such capacity, the "Depositary"), and Georgeson Shareholder Communications Inc., which is acting as information agent for the Offer (in such capacity, the "Information Agent"), incurred in connection with the Offer and in accordance with the terms of the agreements entered into between Purchaser and/or Parent and each such person.

   For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to Purchaser and not withdrawn, if, as and when Purchaser gives oral or written notice to the Depositary of Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from Purchaser and transmitting payment to tendering stockholders. In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility (as defined in the Offer to Purchase)), (ii) a Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase), and (iii) any other documents required by the Letter of Transmittal. Accordingly, payment may be made to tendering stockholders at different times if delivery of the Shares and other required documents occur at different times. The per share consideration paid to any holder pursuant to the Offer will be the highest per share consideration paid to any other holder of such Shares pursuant to the Offer. Under no circumstances will interest be paid on the purchase price to be paid by Purchaser for the Shares, regardless of any extension of the Offer or any delay in making such payment.




   The term "Expiration Date" shall mean 12:00 Midnight, New York City time, on February 3, 2000, unless and until Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by Purchaser shall expire. Subject to the applicable rules and regulations of the Securities and Exchange Commission and to applicable law, Purchaser expressly reserves the right, in its sole discretion (subject to the terms of the Merger Agreement), at any time and from time to time, to extend for any reason the period of time during which the Offer is open, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed by a public announcement thereof by no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. During any such extension, all Shares previously tendered and not withdrawn will remain subject to the Offer, subject to the right of a tendering stockholder to withdraw such stockholder's Shares. Without limiting the obligations of Purchaser under the rules and regulations of the Securities and Exchange Commission or the manner in which Purchaser may choose to make any public announcement, Purchaser currently intends to make such announcements by issuing a press release to the Dow Jones News Service or otherwise as may be required by applicable law.

   Except as otherwise provided below or as provided by applicable law, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after February 17, 2000. To be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth in the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution (as defined in the Offer to Purchase), the signatures on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 3 of the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tendered Shares may not be rescinded, and any Shares withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 3 of the Offer to Purchase at any time prior to the Expiration Date. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by Purchaser, in its sole discretion, which determination will be final and binding.

   The Company has provided Purchaser with the Company's stockholder lists and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the stockholder list, and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the CompanyOs stockholder lists, or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.





   The information required to be disclosed by paragraph (e)(1)(vii) of Rule 14d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase and is incorporated herein by reference.

   THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

   Any questions or requests for assistance or additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other tender offer documents may be directed to the Information Agent (or the Dealer Manager), at the respective address and telephone number set forth below, and copies will be furnished promptly at Purchaser's expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent, Dealer Manager and the Depositary) for soliciting tenders of Shares pursuant to the Offer.

                    The Information Agent for the Offer is:

                              GEORGESON SHAREHOLDER
                                COMMUNICATIONS INC.

                            17 State Street, 10th Floor
                              New York, New York 10004
                     Banks and Brokers Call Collect: (212) 440-9800
                       All Others Call Toll Free: (800) 223-2064



                    The Dealer Manager for the Offer is:

                               LEHMAN BROTHERS
                       Three World Financial Center
                       200 Vesey Street, 18th Floor
                         New York, New York 10285
               Call Collect: (212) 526-5012 or (212) 526-2864

December 23, 1999